Exhibit 10.7

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of December 28, 2018 is entered into by and among BRIDGEBIO PHARMA LLC, a Delaware limited liability company (“Parent”), BRIDGEBIO SERVICES INC., a Delaware corporation (“Services Company”), SUB20, INC., a Delaware corporation (“Sub20”, and together with Parent, Services Company and each other Person party hereto from time to time as borrower, from time to time, collectively, “Borrowers”, and each, a “Borrower”), and the several banks and other financial institutions or entities party thereto as Lender, constituting the Required Lenders and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for Lender (in such capacity, “Agent”).

A. Parent, Services Company, Lender and Agent are parties to a Loan and Security Agreement, dated as of June 19, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

B. Sub20 entered into a Joinder Agreement, dated as of July 27, 2018, to become a Borrower pursuant to the Loan Agreement.

C. Borrowers, Lender and Agent desire to modify the terms of the Loan Agreement as set forth in this Amendment.

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Loan Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b) Rules of Construction. The rules of construction that appear in the last paragraph of Section 1.1 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Loan Agreement.

(a) The Loan Agreement shall be amended as follows effective as of the First Amendment Effective Date:

(i) The following defined terms are either added in appropriate alphabetical order to, or amended and restated in, Section 1.1 of the Loan Agreement, to read as follows:

“Amortization Date” means January 1, 2021, provided that if Parent consummates a Qualified IPO, the Amortization Date shall be extended to July 1, 2021, provided further, that the Amortization Date of the Discretionary Advance will be determined prior to the Advance Date thereof.

“Cash Interest Reduction Amount” has the meaning set forth in the Term Loan Cash Interest Rate definition.

“Change in Control” means a transaction or series of related transactions (i) pursuant to which, or as a result of which, a single Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (in each case other than any CoC Entity) acquires or holds equity interests of Parent representing (A) a majority of the outstanding voting securities (in each case excluding any unvested voting securities that would not become vested voting securities as a result of such transaction, whether pursuant to the terms of such unvested voting securities, by Board action or otherwise), or (B) the right to receive a majority of the proceeds in a final liquidation, dissolution or termination, voluntary or involuntary, of Parent, or (ii) resulting in Services Company or any other Subsidiary that is a Borrower ceasing to be a wholly-owned Subsidiary of a Borrower. Notwithstanding the foregoing, a “Change in Control” shall not include (a) an initial public offering of Parent’s Equity Interests, provided that following such offering, such Equity Interests shall be listed on an established national or international exchange, (b) an SPAC Transaction; (c) any Permitted Transfer, or (d) a bona fide private equity or venture capital round of financing in the ordinary course of business.

“Discretionary Advance” has the meaning set forth in Section 2.1(a)(iii).

“Facility Charge” means, collectively, $350,000, due on the Closing Date (which has been paid prior to the First Amendment Effective Date), and $100,000, due on the First Amendment Effective Date.

“First Amendment Effective Date” means December 28, 2018.

“Maturity Date” means July 1, 2022, provided that if Parent consummates a Qualified IPO, the Maturity Date shall be January 1, 2023, provided further, that the Maturity Date of the Discretionary Advance will be determined prior to the Advance Date thereof.

“PIK Deferral Period” has the meaning set forth in the Term Loan Cash Interest Rate definition.

“Qualified IPO” means either (i) an initial public offering (and any follow-on offerings within six (6) months of such initial public offering) of Parent’s common Equity Interests in an underwritten public offering that results in such common Equity Interests being listed on a United States national securities exchange, and as a result of which Parent receives not less than $175,000,000 in net cash proceeds, or (ii) an SPAC Transaction.

“SPAC” means a newly formed special purpose acquisition entity, which (i) has been formed with the purpose of raising capital, (ii) has completed an initial public offering resulting in the Equity Interests of such entity being listed on a United States national securities exchange, and (iii) does not conduct any material business or maintain any material assets other than Cash.

“SPAC Transaction” means an acquisition, merger or other business combination pursuant to between Parent and an SPAC, provided that (i) the surviving entity shall be Parent, (ii) the transaction shall result in Parent being listed on a United States national securities exchange, (iii) Parent shall receive not less than $175,000,000 in net cash proceeds as a result of the transaction, and (iv) Borrowers shall have provided ten (10) Business Days prior written notice of the transaction to Agent, and Agent shall have received copies of the material documents entered into to effect the SPAC Transaction, as Agent may reasonably request, together with any documents that Agent may reasonably request to maintain Agent’s security interest and other rights with respect to Borrowers and the Collateral pursuant to this Agreement.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers as set forth in Section 2.1.

“Term Loan Advance” means, individually or collectively, as the context may require, a Tranche I Advance, Tranche II Advance or Discretionary Advance.

“Term Loan Cash Interest Rate” means, for any day a per annum rate of interest equal to (a), in case of the Tranche I Advance, the greater of either (i) the “prime rate” as reported in The Wall Street Journal plus 4.35%, and (ii) 9.35%, and (b) in case of the Tranche II Advance, the greater of either (i) the “prime rate” as reported in The Wall Street Journal plus 3.35%, and (ii) 9.10%, provided that if Parent consummates a Qualified IPO, the Term Loan Cash Interest Rate shall be reduced to a per annum rate of interest equal to (a) in case of the Tranche I Advance, the greater of either (i) the “prime rate” as reported in The Wall Street Journal plus 3.85%, and (ii) 8.85%, (b) in case of the Tranche II Advance, the greater of either (i) the “prime rate” as reported in The Wall Street Journal plus 2.85%, and (ii) 8.60%, provided further that the interest rate applicable to the Discretionary Advance will be determined prior to the Advance Date thereof. If Parent consummates a Qualified IPO, Parent may elect, by prior written notice to Agent at least five (5) Business Days prior to the first Business Day of a month, to reduce the then effective per annum rates of interest applicable to the Tranche I Advance and the Tranche II Advance, respectively, by up to 1.50% (the amount of such reduction, the “Cash Interest Reduction Amount”) for a period specified in such notice, provided that such period shall begin on the first Business Day of the next month and shall end on the last day of the third month or any subsequent month thereafter (the “PIK Deferral Period”), provided that after the expiration of the PIK Deferral Period, the reduction to the rates of interest applicable to the Tranche I Advance and Tranche II Advance shall cease to apply. If during a PIK Deferral Period, Parent desires to terminate the PIK Deferral Period prior to the previously requested end date of the PIK Deferral Period, Parent may by written notice to Agent at least five Business Days prior to the previously scheduled end date of the PIK Deferral Period, elect an earlier end date (which must be the last day of a month that is no earlier than the last day of the third month after the commencement of the PIK Deferral Period). If during a PIK Deferral Period, Parent desires to change the Cash Interest Reduction Amount, Parent may by written notice to Agent at least five Business Days prior to the first Business Day of the month when such change is to take effect, elect a different Cash Interest Reduction Amount, provided that the Cash Interest Reduction Amount shall not be changed more frequently than once during any consecutive three month period.

“Term Loan PIK Interest” has the meaning set forth in Section 2.1(c)(ii).

“Term Loan PIK Interest Rate” means, for any day a per annum rate of interest equal to (a) during any PIK Deferral Period, the Cash Interest Reduction Amount, multiplied by 1.2, and (b) otherwise, 0.00%.

“Tranche I Advance” has the meaning set forth in Section 2.1(a)(i).

“Tranche I Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche I Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche II Advance” has the meaning set forth in Section 2.1(a)(ii).

“Tranche II Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche I Term Commitment” opposite such Lender’s name on Schedule 1.1.

(ii) Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(a) Term Commitments.

(i) Tranche I Term Loan Advance. Subject to the terms and conditions of this Agreement, Lender has made a Term Loan Advance in an original principal amount of $35,000,000 on the Closing Date (the “Tranche I Advance”).

(ii) Tranche II Term Loan Advance. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make a Term Loan Advance in a principal amount not to exceed its respective Tranche II Term Commitment, and Borrowers agree to draw, a Term Loan Advance of $20,000,000 on the First Amendment Effective Date (the “Tranche II Advance”).

(iii) Discretionary Advance. Subject to the terms and conditions of this Agreement and subject to Lender’s approval in its sole and absolute discretion, no later than June 15, 2020, Lender may make a Term Loan Advance in an aggregate principal amount up to $25,000,000 (the “Discretionary Advance”).

(iii) Section 2.1(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(b) Advance Request. Borrower shall complete, sign and deliver to Agent an Advance Request at least one (1) Business Day before the Advance Date of each Term Loan Advance. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the respective Advance Date.

(iv) Section 2.1(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(c) Interest.

(i) Term Loan Cash Interest Rate. In addition to interest accrued pursuant to the Term Loan PIK Interest Rate, the principal balance (including, for the avoidance of doubt, any amount equal to the Term Loan PIK Interest added to principal pursuant to Section 2.1(c)(ii)) of each Term Loan Advance shall bear interest thereon from such Advance Date (or date such amount equal to the Term Loan PIK Interest is added to the principal) at the Term Loan Cash Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Cash Interest Rate will float and change on the day the “prime rate” as reported in the Wall Street Journal changes from time to time.

(ii) Term Loan PIK Interest Rate. In addition to interest accrued pursuant to the Term Loan Cash Interest Rate, to the extent Parent has initiated a PIK Deferral Period, the principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan PIK Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed (the “Term Loan PIK Interest”), which amount shall be added to the outstanding principal balance and so capitalized so as to increase the outstanding principal balance of such Term Loan Advance on each payment date for such Advance and which amount shall be payable when the principal amount of the applicable Advance is payable in accordance with Section 2.1(d).

(v) Section 2.1(d) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(d) Payment. Borrowers will pay interest on the Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date continuing until the Amortization Date. Borrowers shall repay the principal balance of the Term Loan Advance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid, provided that if the Term Loan Cash Interest Rate is adjusted in accordance with its terms, or the Amortization Date or the Maturity Date is extended, or a PIK Deferral Period becomes effective, the amount of each subsequent monthly installment shall be recalculated so that the remaining payments shall be equal monthly installments of principal and interest (mortgage style) beginning on the first Business Day of the month following such recalculation and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid in full. The entire principal balance of the Term Loan Advance and all accrued but unpaid interest hereunder, shall be due and payable on the Maturity Date. Borrowers shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Parent’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender with respect to the Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement; provided that, with respect to clause (i) above, in the event that Lender or Agent informs Borrower Representative that Lender will not initiate a debit entry to such Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrowers shall pay to Lender such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if Lender or Agent informs Borrower Representative that Lender will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrowers shall pay to Lender such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Lender or Agent notifies Borrower Representative thereof; provided, further, that, with respect to clause (ii) above, in the event that Lender or Agent informs Borrower Representative that Lender will not initiate a debit entry to a Borrower’s account for specified out-of-pocket legal fees and costs incurred by Agent or Lender, Borrowers shall pay to Lender such amount in full in immediately available funds within three (3) Business Days.

(vi) Section 2.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

2.5 End of Term Charge. On the earliest to occur of (i) the Maturity Date, (ii) the date that Borrowers prepay the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full or in part (in case of a prepayment pursuant to Section 2.4(a)), or (iii) the date that the Secured Obligations become due and payable in full pursuant to the terms of this Agreement, Borrowers shall pay Lender a charge equal to (x) in case of a partial prepayment pursuant to Section 2.4(a), 6.35% of any principal prepayment in respect of the Tranche I Advance, and 5.75% of any principal prepayment in respect of Tranche II Advance, and (y) in connection with the payment in full of the outstanding Secured Obligations a charge in an amount equal to the sum of $2,222,500, in respect of the Tranche I Advance, and $1,150,000, in respect of the Tranche II Advance, less any charges paid prior to such date pursuant to the foregoing clause (x) in connection with partial prepayments. Any similar charge applicable to payment of the Discretionary Advance will be determined prior to the Advance Date thereof. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

(vii) Section 7.9 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

7.9 Mergers or Acquisitions. No Borrower shall merge or consolidate with or into any other Person, provided that the foregoing shall not restrict Parent from consummating an SPAC Transaction.

(viii) Schedule 1.1 of the Loan Agreement is hereby amended and restated as set forth in Schedule 1.1 attached hereto.

(b) References Within Loan Agreement. Each reference in the Loan Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan Agreement as amended by this Amendment. This Amendment shall be a Loan Document.

SECTION 3 Conditions of Effectiveness. The effectiveness of Section 2 of this Amendment shall be subject to Agent’s receipt of the following documents, in form and substance satisfactory to Agent, or, as applicable, the following conditions being met:

(a) this Amendment, executed by Agent, Lender and Borrowers;

(b) an Advance Request with respect to the Tranche II Advance;

(c) a duly executed certificate of an officer of each Borrower certifying and attaching copies of (A) the Charter, certified as of a recent date by the jurisdiction of organization of such Borrower and as in effect as of the First Amendment Effective Date; (B) the bylaws, operating agreement or similar governing document of such Borrower, as in effect as of the First Amendment Effective Date; (C) resolutions of such Borrower’s Board evidencing approval of this Amendment and the Advance to be made on the First Amendment Effective Date, as such resolutions remain in full force and effect as of the First Amendment Effective Date; (D) resolutions of the holders of such Borrower’s Equity Interests in connection with the execution and delivery of this Amendment and the Advance to be made on the First Amendment Effective Date, as the same are in full force and effect as of the First Amendment Effective Date, to the extent required by the applicable Organizational Documents; and (E) a schedule setting forth the name, title and specimen signature of officers or other authorized signers on behalf of each Borrower;

(d) a certificate of good standing for each Borrower from its jurisdiction of organization; and

(e) payment of the Facility Charge due on the First Amendment Effective Date, and all of Agent’s costs and expenses incurred through the date hereof.

SECTION 4 Waiver; Post-Closing Deliveries. Borrowers acknowledge that in connection with Parent’s Investment in Calcilytix, Inc., a Delaware corporation (“New Platform Company”), Borrower Representative failed to timely deliver to Agent, (i) the stock certificate(s) representing the Equity Securities of New Platform Company owned by Borrower Representative, together with the stock power(s) with respect thereto, in accordance with Section 7.18 of the Loan Agreement, (ii) the Equity Documents and Organizational Documents of New Platform Company, required to be delivered in accordance with Section 7.1(i) of the Loan Agreement, and (iii) an acknowledgement, consent and waiver with respect to the pledge of the Equity Securities of New Platform Company, in substantially the form delivered with respect to the pledges of Equity Securities of Platform Companies as of the Closing Date, in accordance with Section 7.18(iii) of the Loan Agreement (the foregoing documents described in the foregoing clauses (i) through (iii) hereof, the “New Platform Company Documents”). Agent hereby waives any Event of Default arising due to a failure to deliver the New Platform Company Documents as required in accordance with the Loan Agreement, and agrees that the same may be delivered within thirty (30) days of the First Amendment Effective Date, and Borrowers hereby agree to deliver the New Platform Company Documents within such period. A failure to deliver the New Platform Company Documents within such period shall constitute an immediate Event of Default without cure period. The foregoing waiver is not a continuing waiver with respect to any failure to perform (except for the specified period), is specific as to content and time and shall not constitute a waiver of any other current or future default or breach of any covenants contained in the Loan Agreement, establish a course of dealing with respect to any failure to comply with the terms of the Loan Agreement or obligate Agent or Required Lenders to waive any future Event of Default.

SECTION 5 Representations and Warranties. To induce Agent and Lender to enter into this Amendment, each Borrower hereby confirms, as of the date hereof, that the representations and warranties made by it in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and that any representations and warranties made as of a specific date are only true and correct in all material respects as of such date, and that no Event of Default has occurred and is continuing.

SECTION 6 Miscellaneous.

(a) Loan Documents Otherwise Not Affected; Reaffirmation. Except as expressly amended pursuant hereto or referenced herein, the Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. Lender’s and Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. Each Borrower hereby reaffirms the security interest granted pursuant to the Loan Documents and hereby reaffirms that such grant of security in the Collateral as granted as of the Closing Date continues without novation and secures all Secured Obligations under the Loan Agreement and the other Loan Documents.

(b) Conditions. For purposes of determining compliance with the conditions specified in Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

(c) Release. In consideration of the agreements of Agent and Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Each Borrower waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. The provisions of this section shall survive payment in full of the Secured Obligations, full performance of all the terms of this Amendment and the other Loan Documents.

(d) No Reliance. Each Borrower hereby acknowledges and confirms to Agent and Lender that such Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e) Costs and Expenses. Each Borrower agrees to pay to Agent the date hereof the reasonable out-of-pocket costs and expenses of Agent and Lender party hereto, and the fees and disbursements of counsel to Agent and Lender party hereto in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith on the date hereof.

(f) Binding Effect. This Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g) Governing Law. This Amendment and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(h) Complete Agreement; Amendments. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

(i) Severability of Provisions. Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

(j) Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWERS:

BRIDGEBIO PHARMA LLC

Signature:	/s/ Neil Kumar
Print Name:	Neil Kumar
Title:	Chief Executive Officer

BRIDGEBIO SERVICES INC.

Signature:	/s/ Neil Kumar
Print Name:	Neil Kumar
Title:	Chief Executive Officer

SUB20, INC.

Signature:	/s/ Michael Pettigrew
Print Name:	Michael Pettigrew
Title:	President

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ David Huang
Print Name:	David Huang
Title:	Associate General Counsel

LENDER:

HERCULES CAPITAL, INC.

Signature:	/s/ David Huang
Print Name:	David Huang
Title:	Associate General Counsel

SCHEDULE 1.1

COMMITMENTS

LENDER	TRANCHE I TERM COMMITMENT	TRANCHE II TERM COMMITMENT	DISCRETIONARY TERM COMMITMENT
Hercules Capital, Inc.	$35,000,000	$20,000,000	$25,000,000

TOTAL COMMITMENTS	$35,000,000	$20,000,000	$25,000,000